Exhibit 99.(14)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Comparison of Other Service Providers”, “Financial Statements and Experts”, “Representations and Warranties” and “Financial Statements” in the Proxy Statement and Prospectus of The Universal Institutional Funds, Inc. included in this Registration Statement on Form N-14 and to the incorporation by reference of our report, dated February 19, 2013, on the financial statements and financial highlights of Growth Portfolio (one of the portfolios comprising The Universal Institutional Funds, Inc.) and Focus Growth Portfolio, Growth Portfolio, and Multi Cap Growth Portfolio (three of the portfolios comprising Morgan Stanley Select Dimensions Investment Series) as of December 31, 2012 included in this Registration Statement on Form N-14 of The Universal Institutional Funds, Inc.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
June 13, 2013